Exhibit 99.1

VIVUS AND SELTEN PHARMA ANNOUNCE AGREEMENT FOR THE DEVELOPMENT AND COMMERCIALIZATION RIGHTS TO TREATMENTS FOR PULMONARY ARTERIAL HYPERTENSION (PAH)

CAMPBELL, CA, and SAN CARLOS, CA, January 9, 2017 - VIVUS, Inc. (NASDAQ: VVUS) and Selten Pharma, Inc., announced VIVUS’ acquisition from Selten of exclusive, worldwide rights for the development and commercialization of tacrolimus and ascomycin for the treatment of Pulmonary Arterial Hypertension (PAH) and related vascular diseases.  VIVUS assumes all development and commercialization responsibilities.

Selten has assigned VIVUS its license to a family of patents owned by the Board of Trustees of the Leland Stanford Junior University (Stanford) and all rights under a collection of patent applications owned by Selten. The licensed patent family includes U.S. Patent No. 9,474,745 and is directed to methods of using tacrolimus to treat PAH. The assigned patent applications are directed to additional compounds and methods for the treatment of PAH and formulations for tacrolimus. In March 2015, Selten received orphan drug designation for tacrolimus for the treatment of PAH.

VIVUS is responsible for all future financial obligations to Stanford under the Stanford license. Selten will receive an upfront payment, and development and sales milestone payments, as well as tiered royalties on future sales of these compounds.

“Pulmonary Arterial Hypertension is a degenerative disease with current treatment options that only address the symptoms to slow the progression of the disease. We are excited about the potential of tacrolimus and ascomycin to significantly improve the quality of life and life expectancy of PAH patients,” said Seth H. Z. Fischer, VIVUS’ Chief Executive Officer. “The move into PAH is the latest announcement in our efforts to reshape VIVUS to build long-term stockholder value, and we look forward to additional announcements in the future.”

“We are excited to partner with VIVUS to strive to bring new therapies to PAH patients who have limited treatment options,” said Leo Gu, Ph.D., President and Co-CEO of Selten.  “Early compassionate use of the licensed compounds demonstrate potential to go beyond symptom management and impact the progression of disease,” he added.

“It has been a pleasure to collaborate with VIVUS on this strategic deal, and we are looking forward to these important therapies being developed and making a difference in patients’ lives,” said Narinder S. Banait, Ph.D., J.D. General Counsel, and Co-CEO of Selten.  “Selten will continue to focus on rare diseases,” he added.

About Pulmonary Arterial Hypertension (PAH)

PAH is a chronic life-threatening disease characterized by elevated blood pressure in the pulmonary arteries (arteries between the heart and lungs) due to severe constriction of these blood vessels.  These high pressures make it difficult for the heart to pump blood through the lungs to be oxygenated.  The symptoms of PAH are non-specific and can range from mild shortness of breath and fatigue during normal daily activity to symptoms of right heart failure and severe restrictions on exercise capacity and ultimately reduced life expectancy. PAH includes patients with idiopathic PAH, familial PAH, and associated PAH, which is related to certain conditions including connective tissue diseases, congenital systemic-to-pulmonary-shunts, portal hypertension, HIV infection, drugs and toxins.  The current treatments for PAH involve calcium channel antagonists, prostacyclins, prostacyclin receptor (IP receptor) agonist, endothelin receptor antagonists, phosphodiesterase-5 (PDE5) inhibitors, and long-term anticoagulant therapy, with the aim to reduce symptoms and improve quality of life.

About VIVUS

VIVUS is a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value; risks and uncertainties related to the timing, strategy and success of the development and commercialization of tacrolimus and ascomycin for the treatment of Pulmonary Arterial Hypertension and related vascular diseases; and risks and uncertainties related to our ability to continue to identify, acquire and develop innovative investigational drug candidates and drugs. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2015 as filed on March 9, 2016 and as amended by the Form 10-K/A filed on April 22, 2016, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

About Selten Pharma, Inc.

Selten Pharma, Inc. is a privately held clinical-stage biopharmaceutical company focused on the development and commercialization of therapies for the treatment of rare diseases.  The company has drug candidates in various stages of clinical and preclinical development.  Selten’s pipeline and product development strategy offers the possibility of rapid commercialization with lower risks than typical new chemical entities.

Contacts:

VIVUS, Inc. Mark Oki Chief Financial Officer oki@vivus.com 650-934-5200	VIVUS Investor Relations: The Trout Group Brian Korb Managing Director bkorb@troutgroup.com 646-378-2923	Selten Pharma, Inc. Tiberend Strategic Advisors, Inc. Andrew Mielach 212-375-2694 amielach@tiberend.com